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non-U.S. offices, other procedures are conducted as deemed necessary.

The Human Resources Department is responsible for ensuring that all Oaktree Personnel undergo a background check (including a regulatory check, when required).

3. Review Procedures

All new Oaktree Personnel are required to complete a web-based training course on the Oaktree Code of Ethics which contains a test of knowledge and understanding. This course was developed to ensure that all new Oaktree Personnel have a full understanding of the firm’s Code of Ethics. A Compliance Department Officer has the responsibility to monitor the successful completion of the course by all new Oaktree Personnel.

Compliance Department personnel are also responsible for obtaining annual Code of Ethics certifications from all Oaktree Personnel. Such certifications will be distributed in the fourth quarter compliance package (as discussed below) and maintained by the Compliance Department.

B.	Personal Investment Transactions
	1.	Policies
The Code of Ethics sets forth Oaktree’s policies and procedures regarding personal trading activities of Oaktree Personnel and their Related Persons, as defined in the Code of Ethics. It is Oaktree’s responsibility to ensure that Oaktree Personnel and their Related Persons do not execute securities transactions for their accounts which take precedence over or are in conflict with client account transactions (e.g., “front running” or “scalping”) or take actions which may give the appearance of conflict. The policies contain several restrictions and procedures designed to eliminate conflicts of interest, including (i) pre-clearance of non-exempt and non-reportable personal investment transactions; (ii) quarterly reporting of personal securities transactions which were executed during the quarter; (iii) filing of initial and annual holdings reports; (iv) a prohibition against personally acquiring securities in an initial public offering; (v) a prohibition against purchasing securities of a private placement without prior approval; (vi) a prohibition against portfolio managers, traders or investment analysts purchasing or selling any securities for their account or any account in which he or she may have a beneficial interest for a period of five (5) business days before or five (5) business days after that security is bought or sold on behalf of any Oaktree

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client for which they are involved in the investment decision making process; (vii) a prohibition, with respect to certain investment personnel that provide investment advice to a registered investment company advised or sub-advised by Oaktree concerning the purchase or sale of any securities owned by or that might reasonably be considered for investment by such registered investment company (including underlying equity securities), from buying and selling or selling short and buying to cover, the same (or equivalent) securities, within 60 calendar days; (viii) a prohibition against acquiring any security that is subject to firm-wide or, if applicable, an investment group restriction without prior approval; (ix) a prohibition on entering into a short sale transaction or purchasing a put option on any security of an issuer for which a position is held long in an Oaktree client account; and (x) a prohibition on buying and selling or selling short and buying to cover the same security within thirty calendar days.

All Oaktree Personnel and their Related Persons must also disclose to Oaktree any brokerage accounts in which he or she has a direct or indirect beneficial ownership interest, as well as the names of any other person or persons who have a direct or indirect beneficial ownership interest in such accounts.

Review Procedures

Upon receipt of information regarding a new brokerage account, Compliance Department personnel will be responsible for reviewing the information and sending a 407 letter to the brokerage firm for the account requesting duplicate trade confirmations and statements. Compliance Department personnel monitor the receipt of all account statements whether in electronic or hardcopy form. As needed, Compliance Department personnel will coordinate receipt of statements with the employee if Oaktree has not been receiving them directly from the brokerage firm.

Requests for approval of personal securities transactions will be reviewed by Compliance Department personnel as received and approval of the request will be evidenced by the electronic signature of an Approving Officer. Approvals are valid only for the business day on which it is provided plus the following business day.

The review of trade confirms and statements will be conducted either electronically through the automated personal trading system employed or manually upon receipt for those still received in hardcopy form. The review will include a comparison of the approval forms on file to ensure that all personal trading activities have been pre-approved as applicable and do not

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raise any concerns. For those still received in hardcopy form, the initialing of each statement and trade confirmation by the Compliance Department personnel will evidence such review. The Compliance Department will be responsible for maintaining in a secure area all documents regarding personal trading. Any discrepancies noted are to be brought immediately to the attention of a Compliance Department Officer. Any warnings which are issued to any Oaktree Personnel as a result of a violation of Oaktree’s policies will be documented on a separate form and log and maintained by the Compliance Department.

Additionally, Compliance Department personnel will be responsible for issuing a quarterly compliance package to all Oaktree Personnel which includes a quarterly personal securities transaction form. Oaktree Personnel are required to complete the personal trading related certifications and disclosures through the automated personal trading system. The fourth quarter compliance package also includes an annual holdings form, certification of compliance with the Code of Ethics, and an ADV compliance questionnaire. Compliance Department personnel are responsible for ensuring that all Oaktree Personnel complete each certification and disclosure form within the required time frame. All such documents will be maintained by the Compliance Department.

C.	Prevention of Trading on Material Non-Public Information
	1.	Overview
Section 204A of the Advisers Act, Section 10(b) of the Exchange Act and Exchange Act Rule 10b-5 require investment advisers to establish written policies and procedures designed to prevent the misuse of material non-public information by an investment adviser firm and persons associated with the firm. As such, Oaktree has detailed in its Code of Ethics the firm’s policies and procedures designed to prevent insider trading.
It is Oaktree’s policy that no Oaktree investment group or Oaktree Personnel may buy or sell a security (or a related option or warrant) in a company that has a class of publicly traded securities (an “Issuer”), either for itself, himself or herself or on behalf of others, while in possession of material non-public information about the Issuer and in violation of applicable securities laws, whether or not any Oaktree-managed funds or accounts own any securities of the Issuer. Furthermore, Oaktree Personnel may not communicate material, non-public information to others, except to other Oaktree Personnel, subject to any restrictions imposed by information walls.

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As a general matter, all confidentiality agreements and all agreements that impose a limitation on Oaktree’s ability to trade securities must be approved by a Legal Department Officer or outside counsel designated by a Legal Department Officer. If a Legal Department Officer determines that there is a substantial likelihood that an Oaktree investment group or Oaktree Personnel has received or may receive material non-public information regarding an Issuer, Oaktree may conclude to either (i) place the Issuer on the firm-wide “Restricted Securities List,” which would bar any purchases or sales of the Issuer’s securities by any Oaktree investment group or Oaktree Personnel (including any Related Person), or (ii) in limited and selective cases, elect to maintain an information wall with regard to the Issuer, which would (a) place the Issuer’s securities on a “Watch List” for monitoring of trading activity, (b) bar any purchases or sales of the Issuer’s securities by any Oaktree investment group or Oaktree Personnel (including any Related Person of such Oaktree Personnel) that receives the information, but allowing other investment groups not in possession of the information to trade in the Issuer’s securities, and (c) bar the dissemination of the information beyond certain identified persons (the “Deal Team”) responsible for managing the proposed investment in the Issuer and impose appropriate safeguards against such dissemination. Where senior officers, or other persons who do not readily fit within an investment group, receive such information, the General Counsel and/or a Legal Department Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Oaktree Personnel should consult a Legal or Compliance Department Officer in advance of any transactions by an Oaktree investment group, himself or herself (including any Related Person of such Oaktree Personnel) in any securities of an Issuer on the Restricted Securities List. Likewise, a Deal Team member should consult a Legal or Compliance Department Officer in advance of any transactions by the Deal Team member (including any Related Person of the Deal Team member) or the investment group(s) to which the Deal Team member belongs in any securities of an Issuer that is subject to an information wall.

The Restricted Securities List and the Watch List are not to be communicated to non-Oaktree personnel, except with the prior written consent of the General Counsel or Chief Compliance Officer. A Watch List generally may not be communicated to any Oaktree Personnel other than those on the distribution list who need to know such information to perform their day-to-day Oaktree responsibilities.

The General Counsel and Chief Compliance Officer shall determine the extent

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to which the policies set forth in this Section 6.C shall apply to any consultants or third parties engaged by Oaktree who have access to Oaktree’s files and computer systems where material non-public information may be maintained.

2. Firm-Wide Restricted Securities List; Information Walls and Watch List

Firm-Wide Restricted Securities List

The Compliance Department maintains the Restricted Securities List, which will include, except where an information wall is being maintained, all Issuers for which (i) a person within Oaktree is a member of or observer of the Board of Directors or Creditor’s Committee of the Issuer or is an officer of the Issuer with access to material non-public information regarding the Issuer, (ii) a Legal Department Officer has determined that there is a substantial likelihood that an Oaktree investment group or Oaktree Personnel has received or may receive material nonpublic information regarding the Issuer (whether or not under a confidentiality agreement), or (iii) an Oaktree investment group has agreed to limitations on its ability to trade securities or bank debt of the Issuer. The Compliance Department shall maintain a log of the date any Issuer is added to or deleted from the Restricted Securities List. The Restricted Securities List is distributed and updated as needed by Compliance Department personnel.

Information Walls and Watch List

If an information wall is erected, the General Counsel or a Legal Department Officer will issue a memorandum to the Deal Team detailing the requirements of and the safeguards imposed by the information wall.

If any material non-public information is disseminated beyond the Deal Team (inadvertently or otherwise) in violation of an information wall, the information wall procedures will apply to such other Oaktree investment groups and Oaktree Personnel in the same manner as they are applied to the Deal Team and their investment group(s).

Each member of the Deal Team is required to certify that he or she has read, understands and agrees to abide by the requirements of the information wall memorandum. All members of the Deal Team are also required to recertify their understanding, agreement and compliance with the requirements of the information wall memorandum on at least an annual basis. All such certifications shall be maintained by the Compliance Department. In addition, at the discretion of the General Counsel (after considering the nature of the information wall and whether it imposes unique or significantly different

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requirements from prior information walls), all members of the Deal Team may be required to either (i) attend an information wall training meeting with a Legal Department Officer; or (ii) view a pre-recorded information wall training session regarding the requirements and safeguards imposed by such information wall memorandum on at least an annual basis.

The Compliance Department shall maintain one or more Watch Lists, which shall include all Issuers for which an information wall is being maintained as well as any other Issuers that a Legal Department Officer determines should be monitored for trading activity by Oaktree investment groups and Oaktree Personnel. The Compliance Department shall maintain a log of the date any Issuer is added to or deleted from a Watch List.

When a determination has been made to terminate an information wall, the General Counsel or Legal Department Officer will send a notification to that effect to the relevant Deal Team and the Legal, Compliance and Internal Audit Departments.

Procedures for Addition and Deletion of Issuers to and from Lists

If a determination has been made to add an Issuer to the Restricted Securities List or a Watch List, a request shall be sent to the Compliance Department to place such Issuer on the Restricted Securities List or Watch List, as applicable. Any such request shall contain all pertinent information, including the following:

name of the Issuer and its known affiliates with publicly traded securities; the members of the Deal Team and investment group(s) receiving the potentially material non-public information, if such Issuer is being added to a Watch List solely due to the creation of an information wall; the expected date that the Issuer can be deleted from the list, if the Issuer is added due to a confidentiality and/or standstill agreement; the rationale for adding the Issuer to the list; and a copy of the confidentiality and/or standstill agreement, if any, prompting the addition of the Issuer to the list.

If a Legal Department Officer determines that no Oaktree investment group or Oaktree Personnel possesses or has a substantial likelihood of receiving material non-public information regarding an Issuer that was placed on the Restricted Securities List or a Watch List, the Legal Department Officer shall send to the Compliance Department a request to remove such Issuer from the

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Restricted Securities List or Watch List, as applicable. Any such request should contain all pertinent information, including the following:

name of the Issuer and its known affiliates with publicly traded securities; the members of the Deal Team and investment group(s) that had received the potentially material non-public information, if such Issuer is being removed from a Watch List solely due to the elimination of an information wall; and the rationale for deleting the Issuer from the list.

The Compliance Department will maintain the supporting documentation with respect to the addition or deletion of any Issuer to or from the Restricted Securities List or a Watch List and will confer with a Legal Department Officer prior to the addition or deletion of any Issuer to or from the Restricted Securities List or Watch List. The above procedures are not required in connection with the addition or removal of Issuers from a Watch List due to reasons other than the creation or elimination of an information wall.

3. Review of Trading

As described in Section B above (Personal Investment Transactions), trades by Oaktree Personnel (including any Related Persons) in certain securities must be pre-approved by an Approving Officer. The pre-approval review process includes a comparison of the Issuer of the securities included in the request to the Restricted Securities and Watch Lists in place at the time. In addition, Compliance Department personnel are responsible for reviewing the trading activity for all Oaktree investment groups in relation to the Restricted Securities and Watch Lists in place on trade date. Trading activity of Oaktree investment groups is reviewed on a daily basis. Documentation of the review of trading activity will be maintained by the Compliance Department. Oaktree Personnel must immediately inform the Chief Compliance Officer or his or her designee and a Legal Department Officer upon the discovery of any trades of securities of an Issuer on the Restricted Securities List.

A Compliance Officer and/or a Legal Department Officer shall conduct an investigation promptly after the discovery of (i) any trade of securities of an Issuer on the Restricted Securities List or (ii) any trade of securities of an Issuer on a Watch List by a member of the relevant Deal Team, the investment group(s) to which such Deal Team members belong, any member of such investment group(s) or any member of the Legal, Compliance, Accounting, Internal Audit, Portfolio Reporting an Analysis, Tax and Valuation

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Departments, unless such trade was pre-approved by a Legal Department Officer. Documentation of any investigations and the disposition thereof shall be maintained by the Compliance Department. Such documentation shall identify the member(s) of the Compliance and Legal Departments performing the review and/or investigation and shall include, among other things, the following information:

the name of the Issuer and its security;
the date, size and nature of the trade;
the date that the investigation commenced;
the identity of the account(s) involved;

a summary of the investigation procedures (interviews conducted, e-mails and phone calls reviewed, etc.); the disposition of the investigation (disciplinary actions, disgorgement of profits, etc.); and copies of all interoffice memoranda and statements of the persons involved.

4. Training and Education

New Oaktree Personnel that are investment professionals are required to attend a training session approved by a Legal or Compliance Department Officer on the requirements of Oaktree’s policies relating to the handling of material non-public information (including restrictions on trading), including the requirements and the safeguards imposed by any information walls. At the discretion of the General Counsel and/or Chief Compliance Officer, Oaktree Personnel in sensitive areas (such as trading) shall be required to attend such training sessions on a more frequent basis. The training sessions may be conducted in person, on an eLearning platform, via web-cast or by telephone/video conference.

A Legal Department Officer, when appropriate or necessary in his or her judgment, shall issue memoranda to all Oaktree Personnel with any relevant developments relating to or updates of Oaktree’s policies relating to the handling of material non-public information.

D.	Gifts, Meals, Entertainment and Political Activity
	1.	Overview
Various jurisdictions and government agencies have enacted laws pertaining to gifts, meals, entertainment, travel, lodging and political activity. These laws

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may (i) prohibit investment advisers from receiving compensation from a government entity after the investment adviser or certain of its employees engage in political activity, or (ii) prohibit investment advisers from paying certain third parties to solicit governmental entities for advisory business. Some of these restrictions are triggered by political contributions made as long as five years prior to the award of an investment management mandate. In addition, some public pension plans have rules regarding political activity and the provision of gifts, meals and entertainment.

2.	SEC Rule 206(4)-5
The SEC's Rule 206(4)-5 regulates political contributions by investment advisers and certain employees. This rule prohibits an investment adviser from advising a state or local government entity for compensation for two years if the investment adviser or certain of its employees contributes to an official of (or candidate for office of) that governmental entity. This includes situations where the governmental entity is invested in or may be considering investing in a fund advised by the adviser. The rule is broad and covers not just campaign contributions but also "anything of value" made for the purpose of influencing an election, the payment of debt, and transition or inaugural expenses. There are exemptions from the above for individuals who contribute no more than $350 per election for a candidate for whom he or she is entitled to vote, or $150 per election to a candidate for whom he or she is not entitled to vote. This rule also prohibits an investment adviser and certain of its employees from soliciting or coordinating political contributions on behalf of (1) an official of a governmental entity to which the investment adviser is providing, or seeking to provide, advisory service, or (2) a political party of the state or locality where the investment adviser is providing or seeking to provide investment advisory services to a governmental entity.
3.	Policies
The Code of Ethics sets forth Oaktree's policy on accepting and giving gifts, entertainment, travel and lodging, and on Political Activity.
Generally the Code of Ethics forbids Oaktree Personnel from accepting gifts or
entertainment	in a manner that might improperly influence their behavior or
judgment	or interfere with their responsibilities to Oaktree and its clients.
Oaktree	Personnel are generally permitted to accept unsolicited invitations to
entertainment	events and business meals subject to guidelines of $1000 or less
per	person per entertainment event and $250 or less per person per meal. The
Code	of Ethics restricts Oaktree Personnel from receiving gifts from a single

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source in excess of $250 per calendar year. The acceptance of gifts of cash (including gift cards and gift certificates) and securities is prohibited. Expenses associated with business travel and lodging should generally be borne by the Firm, unless the Chief Compliance Officer or an Approving Officer has provided prior approval to accept an offer of lodging and travel associated with a conference or other event.

The giving of gifts, entertainment, meals, travel and lodging by Oaktree Personnel is also subject to restrictions. Generally, Oaktree Personnel may give gifts of nominal value (excluding gifts of cash and securities) and may provide meals and entertainment that are reasonable in value. Gifts, meals, entertainment or anything of value to be provided to a Public Official, as defined in Section 20 of this Manual, requires pre-approval.

The Code of Ethics also requires reporting of the receipt of all gifts; the attendance at certain entertainment events or conferences (other than normal and customary business meals); and any gifts, meals, entertainment, travel or lodging provided to a Public Official.

In general, Oaktree prohibits any "Political Activity" which would violate law, or a client’s mandate. Political Activity includes campaign contributions, political campaign-related solicitation activity, participation as a board or committee member of a politically active non-profit organization, political action committee or any other political committee or organization, monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, or legislative leadership politically active non-profit organizations or political action committee. All Oaktree Personnel and their Related Persons (as defined in the Code of Ethics) are required to obtain the prior approval of an Approving Officer to engage in Political Activity.

4. Oaktree Procedures

In order to seek the approval of the provision of gifts, entertainment, meals, travel, or lodging to any Public Official, or Political Activity, Oaktree Personnel must submit a request through the automated approval system. The request will be reviewed and approved by an Approving Officer and all relevant documentation will be maintained by the Compliance Department. The Approving Officer, in reviewing the request, shall perform checks against Federal, State, local and non-U.S. regulations as well as public pension plan requirements, as applicable, in order to verify that the proposed activity will not adversely impact Oaktree's business, its investment management

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arrangements with current clients or potential future business with prospective clients.

On a quarterly basis, the Compliance Department is responsible for distributing the quarterly disclosure forms for gifts and entertainment and Political Activity. Compliance Department personnel will review all submitted forms and will verify that all gifts, entertainment, meals, travel or lodging provided to a Public Official and Political Activity conducted were appropriately pre-approved, by reference to the request forms on file. All quarterly forms will be maintained by the Compliance Department.

The Compliance Department shall conduct an investigation promptly after the discovery of any gift, entertainment, meal, travel, or lodging given or received and Political Activity conducted that violates the guidelines detailed within the Code of Ethics.

F.	Outside Activities
	1.	Policies
		The	Code of Ethics sets forth Oaktree’s policies on outside employment,
		business	ownership and operation, service as a director, fiduciary
		appointments,	consulting fees, participation in public affairs and serving as
		treasurer	for an organization. In general, Oaktree prohibits any employment,
		paid	or unpaid, and/or business ownership outside the normal work hours
		which	will be in conflict or compete with the interests of Oaktree unless
		approved	by the Oaktree Personnel’s Department Head and an Approving
		Officer.	All Oaktree Personnel need to obtain approval of (i) a Department
		Head	or the applicable portfolio manager to serve as a director, or in a similar
		capacity,	of a portfolio company of Oaktree managed funds and accounts and
		(ii)	a Department Head and either a Compliance Officer or Legal Officer to
		serve	as a director, or in similar capacity, in all other circumstances. Oaktree
		Personnel	are not required to obtain approval to serve on the board of a private
		family	corporation or any charitable, professional, civic or nonprofit entities
		that	are not clients of Oaktree and have no business relations with Oaktree.
	2.	Oaktree Procedures
		Upon	employment, all Oaktree Personnel are required to inform Oaktree of any
		outside	director or officer positions through the completion of the Report on
		Outside	Director and Officer Positions form. The completed forms are
		maintained	in the employee’s personnel file by the Human Resources

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Department and a copy supplied to the Compliance Department. Thereafter, in order to seek the approval to serve as a director or other similar capacity, the same form must be completed and submitted to the Compliance Department.

On at least a semi-annual basis, the Compliance Department is responsible for distributing an Outside Officer and Director Positions certification to all Oaktree Personnel. Any Oaktree Personnel that has no such positions to report must check the appropriate box on the form. If additions or changes to existing positions listed on this certification are made, Compliance Department personnel are responsible for ensuring that all the appropriate forms and related information are on file and if not, promptly obtaining the documentation from the relevant Oaktree Personnel.

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